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                                                                      EXHIBIT 14

                             HEALTH CARE REIT, INC.

                        CODE OF BUSINESS CONDUCT & ETHICS

OVERVIEW

         The following principles support and guide our leadership in establishing the strategic direction of Health Care REIT, Inc. ("HCN"). Our Directors, officers and employees are expected to conduct their business in accordance with these ethical principles. We must do more than be compliant with laws, regulations and policies: we must work according to our ethical principles and endeavor to conduct ourselves in a manner beyond reproach. Any employee who ignores or violates any of HCN's ethical standards, or who penalizes a subordinate for trying to follow these ethical standards, will be subject to corrective action, including possible dismissal. However, it is not the threat of discipline that should govern your actions. Our reputation is based on the personal integrity of each of our employees and those with whom we do business. A dedicated commitment to ethical behavior is the right thing to do, is good business, and is the surest way for us to remain a business leader, an employer of choice and a good corporate citizen.

ETHICS

         HCN, and each of its Directors, officers and employees, wherever they may be located, must conduct their affairs with uncompromising honesty and integrity. Business ethics are no different than personal ethics. The same high standard applies to both. As an HCN employee, you are required to adhere to the highest ethical standard.

         HCN personnel are expected to be honest and ethical in dealing with each other, with customers, vendors and all other third parties. Doing the right thing means doing it right every time.

         You must also respect the rights of your fellow employees and third parties. Your actions must be free from discrimination, libel, slander or harassment. Each person must be treated with dignity and respect and accorded equal opportunity, regardless of age, race, sex, sexual preference, color, creed, religion, national origin, marital status, veteran's status, handicap or disability.

         Misconduct cannot be excused because it was directed or requested by another. In this regard, you are expected to alert Management whenever an illegal, dishonest or unethical act is discovered or suspected. You will not be penalized for reporting your discoveries or suspicions.

         HCN conducts its affairs consistent with the applicable laws and regulations of the United States and the states in which it does business. As an HCN employee, you are expected to comply with all such applicable laws and regulations.

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         The following statements concern frequently raised ethical concerns. A violation of the standards contained in this Code of Business Conduct & Ethics will result in corrective action, including possible dismissal.

CONFLICTS OF INTEREST

         You must avoid any personal activity, investment or association that could appear to interfere with good judgment concerning HCN's best interests. You may not exploit your position or relationship with HCN for personal gain. You should avoid even the appearance of such a conflict. Therefore, if you are related in any way to a vendor, customer or other provider, you should not be the one to decide whether HCN will do business with that person.

         For example, there is a likely conflict of interest if you:

         - Cause HCN to engage in business transactions with you or your relatives or friends or entities controlled by you or them.

         - Use nonpublic HCN, customer or vendor information for personal gain by you, relatives or friends (including securities transactions based on such information).

         - Have more than a modest financial interest in HCN's vendors, customers or competitors.

         - Receive any loan, or guarantee of obligations, from HCN or a third party as a result of your position at HCN after July 30, 2002.

         - Compete, or prepare to compete, with HCN while still employed by HCN.

         There are other situations in which a conflict of interest may arise. If you have concerns about any situation, follow the steps outlined in the section on "Reporting Possible Violations."

         To ensure that material transactions and relationships involving a potential conflict of interest for any officer or Director are in the best interests of HCN, the Board must approve in advance all transactions and relationships in which an officer or a Director, or any member of any such person's family, may have a personal interest or other potential conflict of interest. No Director, officer or employee may, on behalf of HCN, authorize or approve any transaction or relationship, or enter into any agreement, in which any Director, officer or any member of his or her immediate family, may have a personal interest without Board approval.

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GIFTS, BRIBES AND KICKBACKS

         Other than for modest gifts given or received in the normal course of business (including travel or entertainment), neither you nor your relatives may give gifts to, or receive gifts from, HCN's customers and vendors. Other gifts may be given or accepted only with prior approval of Management. In no event should you put HCN or yourself in a position that would be embarrassing if the gift were made public.

         Dealing with government employees is often different than dealing with private persons. Many governmental bodies strictly prohibit the receipt of any gratuities by their employees, including meals and entertainment. You must be aware of and strictly follow these prohibitions.

         Any HCN Director, officer, or employee who pays or receives bribes or kickbacks will be immediately terminated and reported, as warranted, to the appropriate authorities. A kickback or bribe includes any item intended to improperly obtain favorable treatment.

IMPROPER USE OR THEFT OF HCN PROPERTY

         Every employee must safeguard HCN property from loss or theft, and may not take such property for personal use. HCN property includes physical resources and property, as well as its proprietary and confidential information, software, computers, office equipment and supplies. You must appropriately secure all HCN property within your control to prevent its unauthorized use.

         Our offices, equipment, supplies and other resources may not be used for activities that are not related to your employment with HCN, except for any activities that have been approved in writing in advance by Management, or for personal use that is minor in amount and reasonable.

         Use of HCN's electronic communications systems must conform to HCN's corporate philosophy and policies as stated in the HCN Employee Handbook ("HCN Handbook"). In addition, you should not use HCN's computer systems to access or post material that is pornographic, obscene, sexually-related, profane or otherwise offensive or that is intimidating or hostile or violates HCN policies or any laws or regulations. Employees may make limited non-business use of HCN's electronic communications systems, provided that such use is occasional, does not interfere with the employee's professional responsibilities, does not diminish productivity and does not violate this policy or the policies set forth in the HCN Handbook.

MAINTAINING ACCURATE AND COMPLETE COMPANY RECORDS AND COVERING UP MISTAKES

         In order to provide an adequate system of internal accounting and controls, HCN is required under U.S. federal securities laws and generally accepted accounting principles to keep books, records and accounts that accurately reflect all transactions. Also, HCN is required to provide full, fair, accurate, timely and understandable disclosure in reports and documents that it files with, or furnishes to, the Securities and Exchange Commission (the "Commission") and in all of its other public communications. HCN expects all personnel to ensure that those portions

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of its books, records and accounts for which they have responsibility are valid, complete, accurate and supported by appropriate documentation in verifiable form. Similarly, HCN expects all personnel to ensure that all reports and documents filed with the Commission and all other public communications for which they are responsible, provide full, fair, accurate and understandable disclosure and that the same are filed on a timely basis.

         All employees who exercise supervisory duties over HCN assets or records are expected to establish and implement appropriate internal controls over all areas of their responsibility. This will help ensure the safeguarding of HCN's assets and the accuracy of its financial records and reports. HCN has adopted various types of internal controls and procedures as required to meet internal needs and applicable laws and regulations. We expect all personnel to follow these controls and procedures to assure the complete and accurate recording of all transactions.

         Any accounting entries or adjustments that materially depart from generally accepted accounting principles must be approved by the Audit Committee of the Board of Directors and reported to the independent auditors. No one may interfere with or seek to improperly influence (directly or indirectly) the review or auditing of our financial records by HCN's independent auditors.

         If a Director, officer or employee becomes aware of any questionable transaction or accounting practice concerning HCN or its assets, or undisclosed material off-balance-sheet transactions, arrangements and obligations, contingent or otherwise, and other HCN relationships with unconsolidated entities or other persons, any of which may have either a current or future material effect on our financial condition or results of operations, HCN expects the matter to be reported immediately to HCN's legal counsel or to a member of the Audit Committee.

         Mistakes should never be covered up. They should be immediately and fully disclosed and corrected. Falsification of any HCN, client or third party record is prohibited.

PROTECTION OF HCN, CUSTOMER AND VENDOR INFORMATION

         No one may use for his or her personal benefit, or reveal to others for their personal benefit, confidential or proprietary information of HCN, its customers and vendors. Additionally, all personnel must take appropriate steps, including securing documents, limiting access to computers and electronic media, and proper disposal methods, to prevent unauthorized access to such information. Proprietary and/or confidential information, among other things, includes: the database, investment criteria, business methods, pricing and marketing data, strategy, computer code, forms, and information about, or received from, HCN's current, former and prospective customers, vendors and employees.

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COMPETITIVE INFORMATION, DEFAMATION AND MISREPRESENTATION

         No one may accept, use or disclose to others the confidential information of HCN's competitors. When obtaining competitive information, HCN personnel must not violate our competitors' rights. Particular care must be taken when dealing with competitors' customers, former customers and ex-employees. Never ask for confidential or proprietary information. Never ask a person to violate a non-compete or a non-disclosure agreement. Aggressive sales and marketing should not include misstatements, innuendo or rumors about HCN's competitors or their products or financial condition. Do not make unsupportable promises concerning HCN.

USE OF HCN AND THIRD PARTY SOFTWARE

         HCN and third party software may be distributed and disclosed only to employees authorized to use it, and to customers in accordance with the terms of an HCN agreement. HCN and third party software may not be copied without specific authorization and may only be used to perform assigned responsibilities.

FAIR COMPETITION AND ANTITRUST LAWS

         HCN must comply with all applicable fair competition and antitrust laws. These laws attempt to ensure that businesses compete fairly and honestly and prohibit conduct seeking to reduce or restrain competition. If you are uncertain whether a contemplated action raises unfair competition or antitrust issues, HCN's legal counsel can assist you.

SECURITIES TRADING

         It is illegal to buy or sell securities using material information not available to the public. Persons who give such undisclosed "inside" information to others may be as liable as the persons who trade securities while possessing such information. Securities laws may be violated if a Director, officer or employee, or any of their relatives or friends trade in securities of HCN, or any of its customers or vendors, while possessing "inside" information. Please refer to HCN's Insider Trading Policy. For a copy of that policy, please request one from any officer or the Corporate Administrator.

POLITICAL CONTRIBUTIONS

         No HCN funds may be given directly to political candidates. Directors, officers and employees may, however, engage in political activity with their own resources on their own time.

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RETENTION OF BUSINESS RECORDS

         HCN's business records must be maintained for the periods in accordance with HCN's document retention policies. Records may be destroyed only at the expiration of the pertinent period. In no case may documents involved in a pending or threatened litigation or government inquiry or under subpoena or other information request, be discarded or destroyed, regardless of the periods specified in the applicable policy. In addition, no one should ever destroy, alter, or conceal, with an improper purpose, any record or otherwise impede any official proceeding, either personally, in conjunction with, or by attempting to influence, another person.

A HEALTHY AND SAFE WORKPLACE AND NO HARASSMENT

         When HCN protects the health and safety of its employees, the community, and the environment, HCN demonstrates respect and contributes to a positive work environment. Without respect for health, safety, and the environment, HCN would put its personnel, customers and the public at risk.

         HCN is committed to protecting the health and safety of its employees, the public, its customers, suppliers and visitors. HCN's policy is to maintain a secure workplace where all employees are attentive to hazard prevention and the avoidance of accidents and injuries. Posted safety regulations, statistics, and warnings are guides to help everyone stay out of harm's way: observed accidents, injuries, or hazards should be immediately reported to any officer or the Corporate Administrator.

         HCN does not tolerate harassment of its employees. HCN does not tolerate any retaliation against a person reporting harassment. Please refer to the section in the HCN Handbook titled "Harassment." If you need an additional copy of the HCN Handbook, please request one from any officer or the Corporate Administrator.

WAIVERS

         The Code of Business Conduct & Ethics applies to all HCN officers and employees and the members of its Board of Directors. There will be no waiver of any part of the Code for any officer or Director except by a vote of the Board, which will ascertain whether a waiver is appropriate and ensure that the waiver is accompanied by appropriate controls designed to protect HCN. Waivers of any part of the Code for any other employee may be granted by the Chairman, the Chief Executive Officer, the President, or the Chief Financial Officer.

         If a waiver is granted for any officer or Director, the waiver will be promptly disclosed as required by applicable law and securities exchange rules, thereby allowing HCN's stockholders to evaluate the merits of the particular waiver.

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REPORTING POSSIBLE VIOLATIONS

         All HCN Directors, officers and employees are required to report, or cause to be reported, information known to them, and assist in any investigation by any regulatory or law enforcement agency, elected officials or others responsible for such matters, concerning the following:

         - Violation of any federal, state or local laws, regulations or rules by any HCN Director, officer, employee or agent in connection with HCN or its business.

         - Questionable accounting, internal controls and auditing matters concerning HCN.

         - The conduct of any HCN Director, officer, employee or agent in connection with HCN or its business that is not honest and ethical.

         - Conflicts of interest that have not been reported as required by this Code.

         - Disclosures in HCN's reports to the Commission and other public disclosures that are not full, fair, accurate, timely and understandable.

         -        Violations of this Code.

         An employee should report the violation to his or her direct supervisor. If an employee is still concerned after speaking with his or her supervisor or feels uncomfortable speaking with the supervisor (for whatever reason), he or she may speak with, or send a detailed note, with relevant documents to the Audit Committee of HCN's Board of Directors, or HCN's legal counsel, as follows:

AUDIT COMMITTEE            CONFIDENTIAL
                           ATTN: CHAIRMAN, AUDIT COMMITTEE
                           HEALTH CARE REIT, INC
                           ONE SEAGATE, SUITE 1500
                           P.O. BOX 1475
                           TOLEDO, OHIO  43603-1475
                           419-247-2800

LEGAL COUNSEL              MARY ELLEN PISANELLI
                           SHUMAKER, LOOP & KENDRICK, LLP
                           1000 JACKSON STREET
                           TOLEDO, OHIO 43624
                           419-321-1313

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NO RETALIATION AND CONFIDENTIALITY

         Part of your job at HCN is "to do the right thing." HCN will not take any action against someone who reports or otherwise tries to stop suspected wrongdoing. More specifically, HCN will not, and no officer or employee may, retaliate against anyone who provides, or causes to be provided, information, or who files, causes to be filed, testifies, participates in, or otherwise assists in a proceeding regarding any matter covered in the preceding section entitled "Reporting Possible Violations." The anonymity of a reporting person and the confidentiality of the information that is reported will be maintained if such person so requests; however, the identity of the person and the information reported may be disclosed to the extent necessary to conduct an effective investigation. Any person who believes that he or she has been subject to retaliation by HCN, or any officer or employee, as a result of a report, testimony, assistance in a proceeding or otherwise, should report such retaliation to a member of the Board's Audit Committee. The Audit Committee will conduct an appropriate investigation and take such action as it determines necessary to effect compliance with this Code and applicable law.

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